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                                                   EXHIBIT 24.2




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                                           INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Centura Banks, Inc.


We consent to incorporation by reference in the Registration Statement on Form S-8 of Centura Banks, Inc. ("Centura") relating to the Centura Banks, Inc. 401(k) Plan of our report dated January 8, 1996, relating to the consolidated balance sheets of Centura Banks, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Centura Banks, Inc. Our report dated January 8, 1996, refers to the fact that on December 31, 1993, Centura adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities".

We consent to incorporation by reference in the Registration Statement on Form S-8 of Centura Banks, Inc. relating to the Centura Banks, Inc. 401(k) Plan of our report dated March 22, 1996, relating to the statements of net assets available for benefits of the Centura Banks, Inc. 401(k) Plan as of December 31, 1995 and 1994, and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 11-K of Centura Banks, Inc.


                                               KPMG Peat Marwick LLP

                                               /s/ KPMG Peat Marwick LLP
Raleigh, North Carolina
September 13, 1996